SMARTPROS LTD. ANNOUNCES ANNUAL SHAREHOLDER MEETING

HAWTHORNE, N.Y. - (PRIMEZONE) - MAY 10, 2005 - SmartPros Ltd. (AMEX:PED), a leading developer of accredited continuing professional education and corporate training, today announced that the Company will host its annual meeting of shareholders at 10 a.m. EDT on Thursday, June 9, 2005. The meeting will take place at the Comfort Inn, 20 Saw Mill River Road, Hawthorne, New York.

Stockholders of record as of the close of business on April 19, 2005, will elect Class I directors (two of the Company's seven directors) to serve on the Company's board, conduct an advisory vote for the Company's independent auditors, and transact other business that may be properly brought before the meeting.

In the proxy materials mailed to shareholders on or about April 29, 2005, June 9 was incorrectly identified as a Tuesday. As noted above, June 9 is a Thursday.

ABOUT SMARTPROS LTD.

Founded 1981, SmartPros Ltd. is an industry leader in the field of accredited professional education. Its products and services are primarily focused in the accredited professional areas of corporate accounting, financial management, public accounting, governmental and not-for-profit accounting, engineering, and ethics and compliance. SmartPros' customers include over half of Fortune 500 companies, as well as the major firms and associations in each of its professional markets. SmartPros provides education and content publishing and development services in a variety of media including Web, CD-ROM and video. Our subscription libraries feature hundreds of course titles and 1,000+ hours of accredited education. SmartPros' proprietary Professional Education Center (PEC) Learning Management System (LMS) offers enterprise distribution and administration of education content and information. In addition, SmartPros produces a popular news and information portal for accounting and finance professionals that services 300,000+ visitors and 100,000+ subscribers per month. Visit: http://www.smartpros.com.

FOR MORE INFORMATION, PLEASE CONTACT:

SMARTPROS LTD.
Shane Gillispie, VP Marketing Services & eCommerce
253-863-8280  shanegillispie@smartpros.com

ELITE FINANCIAL COMMUNICATIONS GROUP, LLC
Andrea Strittmatter, Account Executive
407-585-1080  ped@efcg.net